                                                                      EXHIBIT 99


Tuesday October 23, 3:20 p.m. Eastern Time

Press Release

SOURCE: Retractable Technologies, Inc.

Retractable Technologies' VanishPoint Safety Needle Devices Approved for Sale in Japan

LITTLE ELM, Texas--(BW HealthWire)--Oct. 23, 2001--Retractable Technologies, Inc. ("Retractable") (AMEX:RVP - news), a leading maker of safety needle products, announced today that it had received approval from the Japanese Ministry of Health, Welfare, and Labor to begin marketing its VanishPoint(R)product line in Japan. M & S Instruments Trading Inc. ("M & S"), a major Osaka-based supplier of hospital supplies, will now begin selling Retractable's automated retraction safety syringes and blood collection devices to Japanese health care facilities.

The Japanese syringe market is ready for the change from standard syringes to automated retraction safety syringes, according to Norimoto Matsuda, Sales and Marketing Director of M&S. Mr. Matsuda predicts that Retractable's advanced technology will gain immediate acceptance in the Japanese market, adding that the higher per unit price of the VanishPoint(R) syringe is justified because of the total protection it provides for health care workers. M & S has been promoting the product to the Japanese health care community for several years.

The Japanese market for disposable syringes and blood collection devices is estimated at about 1.5 billion units per year. "This important approval to market the VanishPoint(R) technology in Japan through M & S is the result of a three-year filing process. Companies who do not have effective safety needle technologies, or who are still lacking in actual products, are likely to be at a significant disadvantage when attempting to compete with Retractable in this emerging international safety needle market," said Thomas J. Shaw, President and CEO of Retractable.

Retractable's revolutionary safety needle products virtually eliminate health care workers' exposure to accidental needlestick injuries, which can result in HIV/AIDS, hepatitis B, hepatitis C and other potentially deadly bloodborne diseases. VanishPoint(R) devices use a patented friction ring mechanism that causes the contaminated needle to retract automatically from the patient into the barrel of the device after the injection is given. This mechanism also prevents the spread of disease through needle reuse.

For more information on Retractable, visit our Web site at www.vanishpoint.com.

Contact:  Retractable Technologies, Inc.
Investor Relations Contact
Douglas W. Cowan, 214/294-1010
rtifinancial@vanishpoint.com
or
Media Contact
Phillip L. Zweig, 212/490-0811
plzweig@aol.com